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                                                                     EXHIBIT 11

                              POLYMER GROUP, INC.
                       COMPUTATION OF PER SHARE EARNINGS
                     (In Thousands, Except Per Share Data)

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
                                                             Fiscal Year
                                                       ------------------------
                                                        2000     1999    1998
                                                       -------  ------- -------
Basic:
  Net income (loss)................................... $(4,323) $33,440 $19,704
  Average common shares outstanding...................  32,004   32,000  32,000
  Net income (loss) per common share--basic........... $  (.14) $  1.05 $   .62
Diluted:
  Net income (loss)................................... $(4,323) $33,440 $19,704
  Average common shares outstanding...................  32,040   32,089  32,000
  Net income (loss) per common share--diluted......... $  (.13) $  1.04 $   .62
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